May 1, 2025

Kelly Howe

Dear Kelly,

We are excited for you to be a part of the Global Executive Board (“GEB”) and look forward to your collaboration to drive exceptional value for JLL and its shareholders.

This letter documents your appointment to Chief Financial Officer of Jones Lang LaSalle, Inc. (“JLL”) effective July 1, 2025 (the “Effective Date”). In this role you will report to the Chief Executive Officer, Christian Ulbrich, and be a member of the GEB.

Annual Base Salary
As of the Effective Date, your annualized base salary will be $600,000, paid every other Friday in arrears less applicable payroll deductions. In future years, your base salary will be subject to review by the Compensation Committee of JLL’s Board of Directors in accordance with the procedures followed for all GEB members. We do not guarantee any base salary increases.

Annual Target Bonus
You will be eligible for the GEB Annual Incentive Plan (“GEB AIP”). Your 2025 annualized GEB AIP target bonus is $1,000,000, which will be prorated for the time in your new role after the Effective Date. Bonus payout levels will vary from year to year. Your actual bonus will be based on (i) your performance against the specific individual goals you will develop with your manager and (ii) JLL’s overall performance. Upon consideration of these factors and others, you may receive more than, less than, or none of your target bonus amount. Bonuses are considered annually and are typically paid in March of the following year subject to all other terms and conditions of eligibility.

Bonus payments are discretionary. You must be employed on the date bonuses are paid to receive a bonus payment. If you leave JLL for any reason before the payment date, you will not receive a bonus payout, pro rata or otherwise.

Long-Term Incentive Plan
Following the Effective Date, you will be eligible for the GEB Long-Term Incentive Plan (“GEB LTIP”). Your GEB LTIP target is $1,500,000. The first anticipated grant at your new target level is expected to occur in 1Q 2026 and be delivered in a mix of Performance Stock Units (“PSUs”) and Restricted Stock Units (“RSUs”).

PSUs are subject to JLL’s firm-wide performance metrics as determined by the JLL Board of Directors and will vary the number of Units you receive up or down based on performance against set targets. Awards are subject to approval by the JLL Board of Directors. All terms of this award will be governed by the Jones Lang LaSalle 2019 Amended and Restated Stock Award and Incentive Plan (“SAIP”) and your award agreement. JLL reserves the right to alter the GEB LTIP from time to time in its sole discretion, which may include target award and equity vehicle changes.

One-time Stock Grant
You will be eligible for a one-time grant of Restricted Stock Units (RSUs) in the amount of $675,000 in September 2025. The number of shares will be determined based on the trailing 20-day average closing price of JLL stock, starting on the sixth (6th) trading day prior to the grant date and working backward 20 consecutive trading days. The shares will vest ratably over three years on each anniversary of the grant date through 2028. Awards are subject to approval by the JLL Board of Directors and all terms of this award will be governed by the SAIP and your award agreement.

Share Ownership Requirement
As a GEB member, you are required to maintain JLL share ownership (inclusive of unvested RSUs) at least equal to the lesser of (i) one time your annual long-term incentive grant, or (ii) four times your annual base salary. Members of the GEB must also retain 75% of all shares acquired on the vesting of equity awards or the exercise of stock options until compliance with the minimum ownership requirement is achieved. After you attain the minimum required ownership level, you must hold 50% of any shares acquired on the vesting of equity awards or the exercise of stock options for two years following such vesting or exercise. Requirements are subject to change based on the normal review process of the Compensation Committee of the JLL Board of Directors.

Change In Control Agreement
Upon your Effective Date, you will be eligible for the Jones Lang LaSalle Incorporated Form of Change in Control Agreement for Global Executive Board (the “GEB CIC Agreement”) attached to this letter. The GEB CIC Agreement provides certain benefits in the event of a Change in Control, provided you sign and return a copy of the GEB CIC Agreement to Laura Adams.

Benefits
The personal ambitions of our employees are as important to us as achieving our business goals. We demonstrate our commitment to our people through flexible work arrangements and a comprehensive benefits program. You may elect to participate in our benefits program, which includes medical, dental, life, disability insurance, and a 401(k) savings and retirement plan. Details of these benefits are included in the firm’s policies and benefits summaries and plan descriptions.

In addition, we provide options for wealth creation and life management, including 10 paid holidays and flexible time off as needed and approved, subject to our standard policy for GEB members.

Expense Reimbursement
You will be authorized to incur reasonable expenses for entertainment, traveling, meals, lodging, and similar items in promoting the Company's business and for business communication costs, such as cellular phone service, internet service, and a wireless e-mail device and service. The Company will reimburse you for all reasonable expenses so incurred provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

Directors and Officers Insurance and By-Law Indemnification
You will be entitled to coverage under the commercial insurance policies that the Company maintains from time to time with respect to liability for the actions of our Directors and Officers acting in such capacities. In addition, you will be entitled to the indemnification provided under the Company's By-Laws in effect on the date of this letter, a copy of which has been provided to you. During your employment and following any termination of employment, such coverage and indemnification will be at least as favorable to you as that provided to any other new or continuing Company executives.

Public Disclosures
You understand that the Company may be required to make disclosures about you and your compensation, including disclosing a copy of this letter, from time to time as and to the extent required by applicable laws and regulations and that you will provide the Company with all necessary information upon request. Your position as an executive officer also will require us to publicly file reports on your behalf about your interests in JLL common stock with the SEC.

Representations
As a condition of your employment with us, you represent that:
•You are aware of and understand all of the restrictions or obligations you may have to current and prior employers.
•There are no restrictive covenants, court orders, laws or regulations, including non-solicitation, confidentiality or non-compete agreements, that would prevent, restrict or hinder or interfere with your employment.
•You have no other obligations or commitments of any kind that would prevent, restrict, hinder or interfere with your employment.
•During your employment with us, you will not violate any obligations or restrictions that relate to your employment. We encourage you to seek your own legal counsel if you have any questions about any obligations or commitments you have that may affect your employment with us.

Confidentiality
During your employment with us, you will receive confidential, proprietary or non-public information concerning JLL, its clients and/or employees. This may include pricing, client proposals, compensation structures and performance evaluations, among many other types of information. You agree that:

•We have given this kind of information to you in strict confidence.
•You will keep all of it secret and confidential indefinitely.
•You will not disclose it, directly or indirectly, to anyone else or use it in any way except as we may authorize within the scope of your employment.
•Except as clearly necessary to carry out your job responsibilities, you will not attempt, or provide information to others that would allow them to attempt, to access JLL's computer system or those computer systems of JLL's clients. Notwithstanding the above, you may disclose non-privileged information to a federal, state or local government agency.

Reports to Government Entities
As protected by law regarding engaging in concerted activities, you are not prohibited from sharing with others lawfully acquired information about your employment. Nothing in this offer letter prohibits you from participating in an investigation or proceeding with a government agency, or from making other disclosures that are protected under the whistleblower laws or regulations. Nothing in this offer letter prohibits you from providing information to any of these agencies or authorities in response to a legitimate request for information by them. You do not need JLL’s prior authorization before speaking with these agencies and authorities, and you are not required to notify JLL that you have spoken with them. You also may not be held liable under trade secret law for the disclosure of a trade secret that is made in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law.

Intellectual Property
If you agree to work for us, then by this letter you have agreed to assign to JLL your entire right, title and interest in any invention or new business idea, patentable or not, that you create (i) during your employment by JLL and (ii) which relates in any manner to our actual or anticipated business, research or development, or is suggested by or results from any task we assigned to you or any work you performed or on behalf of JLL. Excluded from this paragraph are any inventions or ideas that have been openly offered to JLL which JLL at the time declined to proceed with.

You agree that you will promptly disclose to JLL Legal any invention contemplated above, and upon request, you will execute a specific assignment of title to JLL, and do anything else reasonably necessary to enable JLL at its expense to secure a patent therefore in the United States and in foreign countries.

At Will Employment
Your employment will not be for a fixed period of time, and it will be “at will.” This means that you or the firm may terminate your employment, or the firm may change the terms and conditions of your employment, at any time, with or without notice or cause.

Code of Ethics; Company Policies
We strongly believe that compliance by its employees with all applicable laws and ethical business practices is critical to our continued success. Accordingly, we will ask you to become familiar with our Code of Ethics and to certify that you will always act in accordance with its provisions. Your compliance with the Code is a condition to your continued employment. If you work for us, you also agree to become familiar and comply with our personnel policies, including, our drug and alcohol, anti-harassment and information security policies. This information is included in the new hire packet and is always available on our intranet.

Non-Solicitation
As consideration for your employment with us, you agree that while you work for us and for a period of twelve (12) months after your employment with us terminates for any reason, you will not, either directly or indirectly, or on behalf of anyone else:
•Solicit or induce other JLL employees or independent contractors exclusively retained by JLL to leave JLL; or

•Solicit or induce any clients that have existing or pending transactions or assignments with JLL to discontinue or reduce (i) their transactions or assignments with us or (ii) their consideration of us for pending transactions or assignments.

After termination of employment with us, you may, however, pursue transactions or assignments that are not pending with us at the time your employment terminates. You agree that the above restrictions are fair and reasonable and are reasonably required for the protection of JLL.

We aim to help you achieve your ambitions and look forward to you continuing to benefit from our collaborative culture and industry expertise in this new role, which we expect will be mutually satisfying and rewarding. We believe you will continue to make substantial contributions to our continued success and are confident that our shareholders, clients and employees will benefit from your leadership.

By signing this letter you signify accepting the offer. Sincerely,

Christian Ulbrich
President and Chief Executive Officer Jones Lang LaSalle Incorporated

Accepted by: /s/ Kelly Howe